INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-74413 of Audio Book Club, Inc. on Form S-3 of our report dated March 22, 1999, appearing in the Annual Report on Form 10-KSB of Audio Book Club, Inc. for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in the Prosepctus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP


Parsippany, New Jersey
May 3, 1999